Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERD PUBLIC ACCOUNTING FIRM

We have issued our report dated August 2, 2021, with respect to the consolidated financial statements of Fertitta Entertainment, Inc. contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ Grant Thornton LLP

Houston, Texas

November 19, 2021